Exhibit 5.1

[LETTERHEAD OF ROPES & GRAY LLP]

April 29, 2005

Riddell Bell Holdings, Inc.

6225 North State Highway 161

Suite 300

Irving, Texas 75038

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Riddell Bell Holdings, Inc., a Delaware corporation (the “Issuer”), and the subsidiary Guarantors listed on Schedule I hereto (the “Guarantors”) in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Issuer and the Guarantors with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement includes a prospectus (the “Prospectus”) which provides for the issuance by the Issuer in an exchange offer (the “Exchange Offer”) of $140,000,000 aggregate principal amount of 8.375% Senior Subordinated Notes due 2012 (the “Exchange Notes”). The Exchange Notes will be offered by the Issuer in exchange for a like principal amount of the Issuer’s outstanding 8.375% Senior Subordinated Notes due 2012 (the “Original Notes”). The Exchange Notes are to be issued pursuant to an Indenture, dated as of September 30, 2004 (as amended, supplemented or modified through the date hereof, the “Indenture”), among the Issuer, the guarantors party thereto and U.S. Bank National Association, as trustee (the “Trustee”). Payment of the Exchange Notes will be guaranteed by the Guarantors pursuant to Article 11 of the Indenture (the “Guarantees”).

In connection with this opinion, we have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of documents and records and have made investigation of fact and examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting our investigation, we have relied, without independent verification, on the accuracy of certificates of public officials, officers and representatives of the Issuer, the Guarantors and other appropriate persons.

In rendering the opinions set forth below, we have assumed that the Indenture is the valid and binding obligation of the Trustee.

The opinions expressed herein are limited to matters governed by the laws of the State of New York, the State of California, the General Corporation Law of the State of Delaware and the federal laws of the United States of America. Insofar as the opinions expressed below relate to or are dependent upon matters governed by the laws of other jurisdictions, we have relied, without independent investigation, upon the following:

(i)	with respect to the laws of the State of Illinois, the opinion of DLA Piper Rudnick Gray Cary US LLP;

(ii)	with respect to the laws of the State of Alabama, the opinion of Haskell, Slaughter, Young & Rediker, LLC.

Based upon the foregoing and subject to the additional qualifications set forth below, we are of the opinion that:

1.	When the Exchange Notes have been duly executed, authenticated and issued in accordance with the provisions of the Indenture and have been delivered against receipt of the Original Notes surrendered in exchange therefor upon completion of the Exchange Offer, the Exchange Notes will constitute valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms.

2.	When the Exchange Notes have been duly executed, authenticated and issued in accordance with the provisions of the Indentures and have been delivered against receipt of the Original Notes surrendered in exchange therefor upon completion of the Exchange Offer, and the Guarantees have been duly executed, delivered and attached to the Exchange Notes in accordance with the provisions of the Indentures, the Guarantees will constitute a valid and binding obligation of the Guarantors, enforceable against the Guarantors in accordance with its terms.

Our opinions set forth above are subject to (i) bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and secured parties, and (ii) general principles of equity.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name under the caption “Legal Matters” in the Prospectus. By giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

Ropes & Gray LLP

/s/    Ropes & Gray LLP